PRESS RELEASE

Blue Bird Appoints Edward Hightower to its Board of Directors

MACON, Ga. (October 28, 2024) – Blue Bird Corporation (Nasdaq: BLBD), the leader in electric and low-emission school buses, today announced the appointment of Edward T. Hightower to its Board of Directors, effective immediately. Hightower, a seasoned global automotive executive and entrepreneur, joined Blue Bird as a Class I Director. He brings a wealth of electric vehicle and automotive industry experience to the iconic school bus manufacturer.

Edward T. Hightower has over 35 years of relevant executive leadership experience. He is the founder and managing director of Motoring Ventures LLC, an investment, growth, strategy, and operations consulting firm focused on driving value in the global automotive industry. Hightower previously served as Chief Executive Officer (CEO) and President of Lordstown Motors Corp., an original equipment manufacturer (OEM) of electric vehicles (EV) for the commercial fleet market, from 2021 to 2024. He led the operational turnaround of the company and the launch of its first vehicle, the Endurance all-electric full-size pickup truck. Lordstown was one of the few new light-duty EV OEMs to successfully develop, launch, and deliver vehicles to customers. Hightower also served as CEO of the EV design and engineering joint venture between Lordstown and Foxconn, the Taiwanese electronics manufacturer. In addition, he held senior engineering, marketing and business development roles at Ford, BMW, and General Motors. Hightower also worked as a hands-on growth, strategy, operations, and M&A consultant at AlixPartners, LLP.

Hightower holds a bachelor of science degree in General Engineering from the University of Illinois Urbana-Champaign and a master of business administration degree from the University of Michigan Ross School of Business.

“We are pleased to welcome Edward to our Board of Directors as we continue to deliver on our profitable growth plans,” said Phil Horlock, President and CEO of Blue Bird Corporation. “As the clear leader in alternative-powered school buses, and with our customers continuing their dynamic transition toward electric, zero-emission and ultra-low emission school buses, we look forward to benefitting from Edward’s valuable and relevant experiences and contributions.”

Blue Bird is the proven leader in zero-emission student transportation with more than 2,000 electric-powered buses in operation today. The company’s zero-emission buses have covered more than five million miles already. Blue Bird is the only U.S.-owned and operated school bus manufacturer in the United States. The shift to clean student transportation helps Blue Bird sustain approximately 2,000 good-paying jobs.

Press Photo/Caption: Blue Bird appointed Edward T. Hightower to its Board of Directors. Hightower brings a wealth of electric vehicle and automotive industry experience to the iconic school bus manufacturer.

About Blue Bird Corporation
Blue Bird (NASDAQ: BLBD) is recognized as a technology leader and innovator of school buses since its founding in 1927. Our dedicated team members design, engineer and manufacture school buses with a singular focus on safety, reliability, and durability. School buses carry the most precious cargo in the world – 25 million children twice a day – making them the most trusted mode of student transportation. The company is the proven leader in low- and zero-emission school buses with more than 20,000 propane, natural gas, and electric powered buses in operation today. Blue Bird is transforming the student transportation industry through cleaner energy solutions. For more information on Blue Bird's complete product and service portfolio, visit www.blue-bird.com.

Investor Contact
Mark Benfield
Blue Bird Corporation
T: +1.478.822.2315
E: Mark.Benfield@blue-bird.com